Exhibit 99.1

Contact:
John L. McManus
President
(949) 481-9825

Aeolus Pharmaceuticals Announces Second Quarter Financial Results

SAN DIEGO, California, May 12, 2006 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), a developer of a new class of disease-modifying compounds with potent activity in pre-clinical models of central nervous system diseases and oncology, announced today financial results for three months ended March 31, 2006. Aeolus reported a net loss of $839,000, or $0.06 per share, for the three months ended March 31, 2006, compared to a loss of $1,659,000, or $0.12 per share, for the three months ended March 31, 2005, a comparative decrease of 49%. For the six months ended March 31, 2006, the Company reported a net loss of $2,362,000, or $0.17 per share, compared to a loss of $3,616,000, or $0.26 per share, for the six months ended March 31, 2005, a comparative decrease of 35%.

Research and development expenses were lower in the second quarter of fiscal year 2006 when compared to the second quarter of fiscal 2005 as the Company shifted its operational focus and research and development spending to conducting the multiple dose Phase I studies of AEOL 10150 for the possible treatment of ALS and our pipeline initiative. During the second quarter of fiscal year 2005, the primary operational focus for the Company was on preclinical pharmacology and toxicology tests on AEOL 10150 and our single dose Phase I study of AEOL 10150 for the possible treatment of ALS.

General and administrative expenses were higher in the second quarter of fiscal year 2006 compared to the second quarter of fiscal year 2005 as a result of the adoption of FASB 123R which resulted in additional non-cash compensation expense in the amount of $43,000 and increased legal expenses as result of the Company’s increased cost of regulatory compliance.

During the three months ended March 31, 2006, CPEC LLC (“CPEC”) received a milestone payment and equity consideration from ARCA Discovery, Inc., a privately held cardiovascular-focused company (“ARCA”). In 2003, CPEC, of which we own 35% out-licensed all rights to a potential therapeutic compound referred to as “bucindolol” to ARCA. During the three months ended March 31, 2006, CPEC agreed to modify the license agreement between CPEC and ARCA Discovery, Inc. and received 400,000 shares of ARCA Discovery, Inc. common stock as consideration for the amendment. In addition, during the three months ended March 31, 2006, CPEC received a milestone payment of $1,000,000 as a result of ARCA Discovery, Inc. completing a financing. We recorded $433,000 of income during the three months ended March 31, 2006 as a result of our equity ownership of CPEC LLC.

In connection with the private placement completed in November, accounting guidance required that the common stock warrants issued in the private placement be carried as a liability until such time as the shares to be issued upon exercise of the warrants were registered with the Securities and Exchange Commission. The warrants were valued using Black-Scholes option pricing model and are revalued at each balance sheet date. The change in fair value of the warrant was charged to the statement of operations. During the second quarter of fiscal year 2006, the fair value of the warrant decreased by $147,000. On March 1, 2006, the Securities and Exchange Commission declared the registration statement registering the shares underlying the warrants effective and accordingly the warrant liability was reclassified to additional paid in capital. The warrant liability and revaluations have not and will not have any impact on the Company’s working capital, liquidity, or business operations.

As of March 31, 2006, the Company had $304,000 in cash and cash equivalents and 14,098,000 shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenue
Grant income	$91	$6	$92	$115

Costs and expenses:
Research and development	965	1,152	2,258	2,772
General and administrative	556	516	1,047	966
Total costs and expenses	1,521	1,668	3,305	3,738

Loss from operations	(1,430)	(1,662)	(3,213)	(3,623)
Interest expense, net	(8)	(5)	(19)	(7)
Equity in income of CPEC LLC	433	-	433	-
Other income	19	8	36	14
Decrease in fair value of common stock warrants	147	-	401	-

Net loss	(839)	(1,659)	(2,362)	(3,616)

Preferred stock dividend accreted	(55)	-	(55)	-

Net loss attributable to common stockholders	$(894)	$(1,659)	$(2,417)	$(3,616)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.06)	$(0.12)	$(0.17)	$(0.26)

Weighted average common shares outstanding:
Basic and diluted	14,077	13,974	14,058	13,961

Selected Balance Sheet Items:
(in thousands)
	March 31, 2006	September 30, 2005

Cash and cash equivalents	$304	$626
Total assets	$1,111	$937
Series A Preferred Stock	$354	$-
Stockholders' equity	$(1,477)	$(932)